UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/05/2007

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2007, the Compensation Committee of CECO Environmental Corp. ("CECO") granted 12,500 restricted shares to Richard J. Blum, President, 9,375 restricted shares to David D. Blum, Executive Vice President, and 8,333 restricted shares to Dennis W. Blazer, CFO and Vice President--Finance and Administration. The restricted shares were granted under the CECO Environmental Corp. 2007 Equity Incentive Plan (the "Plan"). Forty percent of the shares will vest on March 31, 2008 if the amount of CECO's actual income from operations (not including the operations from Effox, Inc. or the special project contract with H.M. White, Inc.) before executive bonuses for 2007 exceeds $6,000,000. If the amount of CECO's actual income from operations for 2007 exceeds $10,500,000 (including operations from Effox, Inc. and all of H.M White, Inc.), then an additional forty percent of the shares will vest in 3 equal annual installments commencing March 31, 2008. With respect to each of the executive officers, up to twenty percent of the shares will vest in 3 equal installments commencing March 31, 2008 to the extent he meets the individual established goal agreed to by the Compensation Committee; the Compensation Committee may determine to vest these shares in whole or in part. The Compensation Committee will determine whether the goals are met.

On June 5, 2007, the Compensation Committee approved an increase in Richard J. Blum's salary from $300,000 to $330,000, David D. Blum's salary from $225,000 to $248,000 and Dennis W. Blazer's salary from $200,000 to $240,000, all effective as of July 1, 2007.

On June 5, 2007 the Compensation Committee also approved a stock award of 1,000 shares of common stock to Dennis W. Blazer, the CFO and Vice President--Finance and Administration under the Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: June 08, 2007	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
CFO and Vice President--Finance and Administration